Exhibit 99.1

April 30, 2012

Dear Shareholders and Advisors:

TNP Strategic Retail Trust, Inc. (“SRT,” the “Company,” “we,” “us” or “our”) delivered strong results in 2011, and 2012 promises to be another exciting year in terms of continued opportunities to acquire core and value-add necessity retail properties. During 2011, we acquired $102 million of grocery-anchored necessity retail centers, an impressive feat in a highly competitive marketplace. We were also able to continue to improve our modified funds from operations (“MFFO”) each quarter. Our highly experienced management team and board of directors expect to capitalize on the real estate recovery to grow and add value to the SRT portfolio in the coming year.

2011 Highlights

•

During 2011, we acquired 7 properties adding 723,000 square feet to our portfolio. We ended the year with a total of 11 properties and 1,131,000 square feet in our portfolio. In addition, the 38 acres we added during the year for a total of approximately 46 acres of undeveloped land provides us with the possibility of real potential upside returns.

•	Our total assets were $171 million at the end of 2011, up from $59 million at the end of 2010.

•	Our cashflow from financing activities was nearly $97 million and included approximately $35 million from offering proceeds, up from the $18 million in offering proceeds raised in 2010.

•	Our board of directors determined that our estimated value per share was $10.14 at December 31, 2011, up from $10.08 at September 30, 2011.[1]

•

One of the retail properties, Pinehurst Square East shopping center, was acquired through an UPREIT transaction in which the acquisition price for the property was paid with a combination of common units of our operating partnership and cash.

•

We completed a refinancing of the $15.3 million note on the Constitution Trail property in December 2011 by refinancing $10 million of the outstanding indebtedness. The refinancing decreases the annual interest rate on the $10 million loan to 5.75% from 15%. The refinancing will produce significant savings in interest expense.

•	We improved our leverage ratio at the end of fiscal 2011 to 62.9% compared to 63.5% at the end of 2010.

Highlights: Fourth Quarter 2011 Compared to Fourth Quarter 2010

During the quarter ended December 31, 2011, the Company acquired $58 million of grocery-anchored necessity retail centers, comprised of 3 properties and totaling 424,000 rentable square feet.

[1]

For additional information on our board of directors’ determination of our estimated value per share and the methodology used to make such determination, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2012.

•	Our MFFO for the fourth quarter of 2011 increased $539,000 to $255,000, or $0.05 per share, as compared to negative MFFO of ($312,000), or ($0.14) per share, for the fourth quarter 2010.[2]

•

Our rental revenue for the fourth quarter of 2011 increased 81% to $3.9 million compared to rental revenue of $2.2 million for the fourth quarter of 2010. The increase in revenue is due primarily to SRT owning 11 properties at the end of the fourth quarter of 2011 compared to owning 4 properties at the end of the fourth quarter of 2010.

•	Net income attributable to SRT was $6.9 million, or $0.62 per share, for the fourth quarter of 2011 compared to a net loss of $1.1 million, or ($4.24) per share, for the same period in 2010.

Highlights: Full Year 2011 Compared to Full Year 2010

During the year ended December 31, 2011, SRT acquired approximately $102 million of core and value-added shopping centers in its target markets, comprised of 7 properties and approximately 723,000 rentable square feet.

•	Net income attributable to SRT was $2.3 million, or $0.57 per share, for 2011 compared to a net loss of $4.4 million, or ($2.96) share, for 2010.

•	Our MFFO for 2011 increased $1.39 million to ($68,000), or ($0.02) per share, as compared to ($1.3 million), or ($0.88) per share, for 2010.[3]

•

Bargain purchase gains and gains from sale of real estate recognized for 2011 were $10.5 million, or $2.86 per share. No gains were recognized in 2010. The gain recognition was generated from the sale of 4 free-standing parcels and the recognition of the fair value of Constitution Trail when we acquired fee title to the property pursuant to a consent foreclosure.

•	Our rental revenue for 2011 increased 225% to $10.8 million compared to rental revenue of $4.8 million for 2010.

Leasing and Sales Report:

•

As of December 31, 2011, there were 11 properties in the SRT portfolio with an average occupancy of 80.92%. We have seen a marked increase in activity across markets and successfully completed 71,057 of new and renewal leasing valued at $5,083,574 in 2011. Of the renewal leasing activity, 61% of renewing tenants in 2011 renewed their leases at greater rental rates than 2010. 2012 is off to a brisk start with average occupancy increasing to 83.9% across the current property portfolio comprised of 16 retail properties. We believe our strategy of buying right has allowed us to meet the market in terms of rental rate and concession and still achieve or exceed proforma projections.

[2]

For a reconciliation of MFFO to net income (loss) for the fourth quarter of 2011 and 2010, see Exhibit A hereto. For a description of how we calculate MFFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Funds from Operations and Modified Funds from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and included herewith.

[3]

For a description of how we calculate MFFO and a reconciliation to net income (loss) for the years ended December 31, 2011 and 2010, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Funds from Operations and Modified Funds from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and included herewith.

•

As reported by CoStar’s 2011 Retail Review & Outlook, presented by Senior Real Estate Strategist Suzanne Mulvee and Real Estate Economist Ryan McCullough on February 8, 2012, the retail sector is beginning to show signs of recovery as “[r]etail property rents are expected to begin to rise later this year as demand for store space in shopping centers and malls slowly soaks up available space and, combined with the dearth of new space under development, finally tips the supply and demand balance. Improvements in market fundamentals are starting to spread into secondary markets and smaller shopping centers typically occupied by Mom-and-Pop businesses.” We continue to position SRT to capitalize on this shift and look forward to a strong leasing year in 2012.

•

In addition to the 1,560,000 rentable square feet currently in the SRT portfolio, we now have approximately 46 acres of out parcel pad sites with possibility of real potential upside returns. These pad sites, which were previously “under marketed” prior to acquisition by SRT, are beginning to receive proper exposure under the SRT leasing program and are garnering market interest from regional and national retailers.

•

Subsequent to year end, SRT has been successful in selling 3 parcels for a total price of $6.5 million. The proceeds from the sales of these pads will be reinvested into properties we plan to acquire in 2012.

Looking ahead, I am excited about our prospects. We continue to identify outstanding, value added real estate acquisition opportunities. We appear to be in the early stages of a cyclical recovery that is gaining momentum. With our talented management and board, we expect to capitalize on this momentum and grow SRT and its portfolio.

All of us at SRT and Thompson National Properties appreciate your support and we look forward to continuing our growth throughout 2011 and beyond. If you should have any questions, please call me at (949) 375-5422 or contact me by email at tt@tnpre.com.

Best Regards,

/s/ Anthony W. “Tony” Thompson
Anthony W. “Tony” Thompson Chairman & CEO

Exhibit A

Our calculation of MFFO and the reconciliation to net income (loss) is presented in the following table for the quarters ended December 31, 2011 and 2010:

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Net income (loss)	$6,904,000	$(1,062,000)
Adjustments:
Bargain purchase gain	(9,617,000)	—
Gain on sale of real estate assets	(653,000)	—
Depreciation of real estate assets	1,354,000	506,000
Amortization of tenant improvements and tenant allowances	170,000	84,000
Amortization of deferred leasing costs	63,000	290,000

Funds From Operations	$(1,779,000)	$(182,000)
Funds From Operations per share — basic	$(0.34)	$(0.08)
Funds From Operations per share — diluted	$(0.34)	$(0.08)
Adjustments:
Straight line rent (1)	(154,000)	(120,000)
Acquisition/disposition expenses (2)	2,014,000	27,000
Amortization of above market leases (3)	235,000	79,000
Amortization of below market leases (3)	(184,000)	(131,000)
Accretion of discounts on debt investments	(2,000)	(1,000)
Amortization of debt premiums	16,000	16,000
Accelerated interest due to early extinguishment of debt	109,000	—

Modified Funds From Operations	$255,000	$(312,000)
Modified Funds From Operations per share — basic	$0.05	$(0.14)
Modified Funds From Operations per share — diluted	$0.05	$(0.14)
Net income (loss) per share — basic	$1.32	$(0.47)
Net income (loss) per share — diluted	$1.32	$(0.47)
Weighted average common shares outstanding — basic	5,216,740	2,240,158
Weighted average common shares outstanding — diluted	5,220,238	2,240,158

(1)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(2)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition and certain disposition costs related to abandoned real estate sales, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition and disposition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition and disposition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the company, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property. In the event that proceeds from our initial public offering are not available to fund our reimbursement of acquisition fees and expenses incurred by our advisor, such fees and expenses will need to be reimbursed to our advisor from other sources, including debt, operational earnings or cash flow, net proceeds from the sale of properties, or from ancillary cash flows. The acquisition of properties, and the corresponding acquisition fees and expenses, is the key operational feature of our business plan to generate operational income and cash flow to fund distributions to our stockholders.
(3)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.